EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 filed on September 30, 2015 (No. 333-207200) of Commerce Union Bancshares, Inc. of our report dated March 31, 2015 (except for Note 20 as to which the date is March 25, 2016) with respect to the consolidated financial statements of Reliant Bank for the year ended December 31, 2014, which reports appear in this Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ KraftCPAs PLLC

Nashville, Tennessee

March 14, 2017